Exhibit 99.1

Energy XXI Announces Exchange of 5.625% Preferred Stock

HOUSTON – March 8, 2012 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced the closing of an exchange agreement (the “Exchange Agreement”) with a holder of the Company’s 5.625% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to issue shares (the “Exchange Securities”) of the Company’s common stock, par value $0.005 per share (the “Common Stock”), in exchange for 29,692 total shares of Preferred Stock.  Pursuant to the Exchange Agreement, the Company issued a number of shares of Common Stock equal to the sum, rounded to the nearest whole number, of the number of shares of such Preferred Stock multiplied by 9.8353 in addition to a cash payment of $25.99 per share of Preferred Stock, of which $3.515 represents accrued and unpaid dividends to be paid as a regular dividend payment on 15 March 2012 and $22.475 represented an inducement premium.  Accordingly, 292,030 new shares of Common Stock were issued for the above conversion.  After such issuance, the Company has a total of 78,877,852 common shares in issue, excluding 234,643 treasury shares, and 814,220 shares of 5.625% Preferred Stock outstanding.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Greg Smith
Director, Investor Relations
713-351-3149
gsmith@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232